Exhibit 99.1

Pascal Soriot and Judy Gawlik Brown Named to Agilent Board of Directors

Global life-sciences and financial leaders bring decades of health-care, biopharma, and strategic expertise to support Agilent’s next phase of growth

SANTA CLARA, California, May 21, 2025— Agilent Technologies Inc. (NYSE: A) today announced that Pascal Soriot, CEO of AstraZeneca, and Judy Gawlik Brown, founder and CEO of Downtown Advisory, have been elected to its Board of Directors, effective May 21, 2025.

Soriot and Gawlik Brown bring decades of global leadership experience across the pharmaceutical, biotechnology, and health-care sectors, with proven track records in strategy, innovation, operations, and finance.

Pascal Soriot has led AstraZeneca as CEO since 2012, guiding the company’s transformation into a global leader in science-driven innovation with a strong pipeline and substantial growth. He has previously held other executive roles, including CEO of Genentech and Chief Operating Officer of Roche’s pharmaceutical division. His global career has spanned leadership roles in Australia, Europe, Japan, and the U.S., and he has served on several industry boards.

Judy Gawlik Brown is a seasoned financial and strategic adviser with deep experience across the life-sciences and consumer-health industries as both an executive and board member. Also, her career has included international postings in Germany and Italy. Through her consultancy, Downtown Advisory, she advises health-care and biotech companies on growth and strategy. She previously served as Chief Financial Officer of Perrigo Company, Senior Vice President of Finance at Amgen and subsequently Senior Vice President of Corporate Affairs; she also has held other senior-leadership roles overseeing financial and corporate-strategy functions.

“Pascal brings decades of global pharmaceutical-industry leadership experience, which will be invaluable to Agilent at the start of our three-year Ignite Transformation,” said Padraig McDonnell, Agilent president and CEO. “Judy’s experience as a financial executive and as a director of several high-performing health-care organizations makes her a valuable addition to the Agilent Board as we seek to grow Agilent. We’re delighted to welcome both Judy and Pascal to our Board.”

The Board couldn’t be happier to welcome Judy and Pascal, said Koh Boon Hwee, chair of the Agilent Board.

“Their experience, skills, and professionalism will strongly benefit our shareholders,” he said. “This also further continues our commitment to the balanced refreshment of our Board of Directors.”

Agilent also announced that Heidi Kunz has retired from the Board of Directors, effective May 21, 2025, after more than 20 years of service. Kunz joined the Board in 2000, at the company’s inception.

“It has been an honor to serve on Agilent’s Board for the past two decades,” Kunz said. “I am proud of being able to help guide the evolution and growth of the company from its first days as a spun-out entity to one of the leading companies in its industry.”

McDonnell expressed gratitude for Kunz’s service.

“I can’t thank Heidi enough for her decades of contributions to Agilent,” he said.

Boon Hwee referred to Kunz as “a foundational member” of the Agilent Board.

“Heidi has made an immeasurable contribution to Agilent’s success,” he said. “We are deeply grateful for her leadership and long-standing service.”

About Agilent Technologies

Agilent Technologies Inc. (NYSE: A) is a global leader in analytical and clinical laboratory technologies, delivering insights and innovation that help our customers bring great science to life. Agilent’s full range of solutions includes instruments, software, services, and expertise that provide trusted answers to our customers' most challenging questions. The company generated revenue of $6.83 billion in fiscal 2023 and employs approximately 18,000 people worldwide. Information about Agilent is available at www.agilent.com. To receive the latest Agilent news, subscribe to our Newsroom.

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Media Contact:

Andréa Topper

+1 408-709-0060

andrea.topper@agilent.com